EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                       For the Nine Months
                                       Ended September 30,
                                               1999
1. Earnings

   (a) Income from continuing
       operations before deductions
       for taxes and interest                 $   4,954

   (b) Portion of rental expense
       representative of interest
       factor                                        72

   (c) Equity in losses from less-
       than-50%-owned investments
       (accounted for under the
       equity method of accounting)                 420

   (d) Excess of earnings over distributions
       of less-than-50%-owned  investments
       (accounted for under the equity method
       of accounting)                               (56)

         TOTAL                                $   5,390

2. Fixed Charges

   (a) Interest                               $     761

   (b) Portion of rental
       expense representative
       of interest factor                            72

         TOTAL                                $     833

   Ratio (1 divided by 2)                          6.47